Exhibit 10.2

PRESIDENT OF CRH ANESTHESIA EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”), dated as of the 23 day of June, 2016, is entered into by and between CRH Medical Corp., a Delaware corporation (“Company”), and James T. Kreger (“Employee”) (each a “Party” and collectively the “Parties”). The Parties, in consideration of the mutual covenants and representations, agree as follows:

1.    Employment. Company employs Employee and Employee agrees to accept such employment, upon the terms and conditions set forth in this Agreement.

2.    Term of Employment. Employment of Employee pursuant to this Agreement shall commence on July 11, 2016. Employee’s employment and this Agreement may be terminated pursuant to the terms of this Agreement, or at any time, with or without cause and with or without notice, by either Employee or Company. Employee specifically acknowledges and agrees that his employment under this Agreement is “at-will.”

3.    Position, Duties, Responsibilities.

3.1    Position. Employee is employed by the Company in the position of President of CRH Anesthesia and shall perform all services appropriate to that position for an organization the size of the Company that is engaged in the type of business engaged in by the Company, provided that Employee’s precise duties may be changed or extended from time to time, at the Company’s direction, and Employee shall assume and perform further reasonable responsibilities and duties that the Company may assign from time to time. Employee will report directly to the Chief Executive Officer (“CEO”) of the Company.

3.2    Other Activities. Employee will devote all of his working time, attention, knowledge and skills as is reasonably required under this Agreement to diligently, competently and effectively perform his duties. During the term of this Agreement, except upon the prior written consent of the Company, Employee will not (i) accept any other full-time or part-time employment, (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be in conflict with, or that might place Employee in a conflicting position to that of the Company, or prevent Employee from devoting such time as necessary to fulfill his responsibilities under this Agreement, (iii) sell, market, or represent any product or service other than the Company’s products or services unless otherwise specified, or (iv) serve on any board of directors for any other company except with the consent of the Company, which consent will not be unreasonably withheld. Nothing in Section 3.2 (iv) is intended to or does prevent Employee from serving on the board of directors of trade associations and charitable organizations, engaging in charitable activities and community affairs, or managing Employee’s personal investments and affairs, provided that these activities do not interfere with Employee’s obligations under this Section 3.

4.    Compensation.

In consideration of the services to be rendered under this Agreement, Employee shall be entitled to the following:

4.1    Base Salary. The Company shall pay to Employee an annual base salary of two hundred and seventy-five thousand dollars ($275,000), less all applicable taxes and withholdings, which will be payable in accordance with the Company’s payroll practices, as amended from time to time (“Base Salary”), subject to review and increases as determined by the CEO and in the Company’s sole discretion.

4.2    Bonus. At the Company’s sole discretion, Employee may be eligible to receive an annual thirty percent (30%) bonus based upon metrics agreed to between Employee and the Company, generally payable in February of each year for work performed in the preceding calendar year (“Bonus”). In order to be eligible to receive any Bonus, Employee must be employed with the Company at the time of issue of any Bonus, except as set out in Section 6.2 below.

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4.3    Employee Benefits. While Employee is employed with the Company, Employee shall be entitled to participate in all employee benefit plans and programs of the Company to the extent that Employee meets the eligibility requirements for each individual plan or program. The Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program, and Employee’s participation in any such plan or program shall be subject to the provisions, rules, and regulations applicable to each benefit plan or program.

4.4    Vacation. Employee shall be entitled to three (3) weeks of paid vacation per year, which will be in accordance with and subject to the Company’s policies and as set out in this Section 4.4. The Company agrees that a portion of the above referenced paid vacation each year may be taken by Employee for the calendar workweek before Christmas and the calendar workweek before New Year’s Day each year.

4.5    Expenses. The Company shall reimburse Employee for reasonable business expenses incurred by Employee in the performance of his duties hereunder in accordance with the Company’s general policies, subject to proof of payment by Employee.

4.6    Equity Compensation. Employee’s participation in the Company’s Share Unit Plan established by the Company, or any successor plan thereto, as such may be amended from time to time in accordance with its terms (the “Plan”), shall be subject to the terms, conditions, regulations and provisions applicable to the Plan and to the terms and conditions of the Share Unit Plan Grant Agreement and any amendments entered into between Employee and the Company (the “Grant Agreement”).

5.    Definitions and Effect of Termination.

5.1    Definition of Cause. For purposes of this Agreement, “Cause” is defined as:

i.

Any gross negligence or willful or intentional act or omission of Employee having the effect or reasonably likely to have the effect of injuring the reputation, business, or business relationships of the Company in any way as determined in the discretion of the Company;

ii.

Any disregard by Employee of lawful instructions from the Company consistent with Employee’s position relating to the business of the Company, or any breach of duties by Employee, including by not limited to any breach by Employee or his fiduciary duties to the Company;

iii.

Any unethical or dishonest conduct engaged in by Employee in the course of his employment with the Company, including but not limited to dishonesty or falsification of any employment or Company records;

iv.	Any conviction of or plea or nolo contendere or the equivalent in respect to any felony offense or crime involving dishonesty or moral turpitude by Employee;

v.	Employee’s use of alcohol interfering with the performance of Employee’s obligations under this Agreement or Employee’s use of illegal drugs or abuse of prescription medications;

vi.	Employee’s performance that is deemed by the Company to be unsatisfactory, after thirty (30) days prior written notice that such performance must be corrected to the satisfaction of the Company;

vii.	Any violation or breach by Employee of any term of this Agreement or the Proprietary Information Agreement discussed in Section 7 below.

5.2    Definition of Change of Control. For purposes of this Agreement, “Change of Control” is defined as either of the following:

i.

Change in the Ownership of the Company: A change in the ownership of a corporation occurs on the date that any one person, or more than one person acting as a group (as defined in 26 C.F.R. § 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation.

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ii.	Change in the Effective Control of the Company: A change in the effective control of the corporation occurs only on either of the following dates:

a.

The date any one person, or more than one person acting as a group (as defined in 26 C.F.R. § 1.409A-3 (i)(5)(v)(B)), acquires (or has acquired during the 12—month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 30 percent or more of the total voting power of the stock of such corporation; or

b.

The date a majority of members of the corporation’s board of directors is replaced during any 12—month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation’s board of directors before the date of the appointment or election, provided that for purposes of this Section the term “corporation” refers solely to the relevant corporation as defined in 26 C.F.R. § 1.409A-3(i)(5)(ii) for which no other corporation is a majority shareholder for purposes of that paragraph 26 C.F.R. § 1.409A-3(i)(5)(ii).

5.3    Definition of Disability. For purposes of this Agreement, “Disability” is defined as follows: if Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the participant’s employer.

5.4    Definition of Good Reason. For purposes of this Agreement, “Good Reason” is defined as follows:

i.	A material reduction of the Employee’s base salary without his express or implied consent;

ii.	A material change in Employee’s primary job responsibilities without his express or implied consent;

iii.	The Company’s failure to make all or any portion of any payments due to Employee pursuant to this Agreement within a reasonable time after such payments are due.

5.5    Effect of Termination. Upon termination of Employee’s employment with the Company, regardless of whether such termination is initiated by Employee or the Company, Employee shall be deemed to have resigned from all positions (including all officer positions) then held with the Company. Each Party agrees that, following any termination of employment, each Party shall fully cooperate with the other Party in all matters relating to such party’s continuing obligations under this Agreement, including but not limited to the winding up of pending work of Employee on behalf of the Company and the orderly transfer of such work to other employees of the Company.

6.    Termination Payments.

6.1    Payment through Termination. All compensation and benefits set forth in this Agreement will terminate effective on the date of termination of Employee’s employment with the Company, except employee shall be entitled to receive the following:

i.	Employee’s accrued but unpaid base salary through the effective date of termination;

ii.

Reimbursement of reasonable business expenses incurred by Employee in the performance of his duties hereunder in accordance with the Company’s general policies, subject to proof of payment by Employee.

Other than provided in this Section 6.1, upon the voluntary or involuntary termination of Employee, including but not limited to, voluntary termination by Employee or involuntary termination of Employee by the Company for Cause, Employee shall not be entitled to any other compensation, severance, or benefits upon termination except: (i) any benefits Employee may be entitled to under the Grant Agreement, and the Plan; or (ii) unless specifically provided for in Sections 6.2 and 6.3 below.

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6.2.    Severance Pay for Involuntary Termination without Cause, for Good Reason, or because of a Change in Control. In the event the Company terminates the employment of the Employee without Cause, the Employee terminates his employment for Good Reason, or Employee’s employment is terminated because of a Change of Control, then the Company shall pay to the Employee, or upon his behalf, the following:

i.

base salary continuation payments for a twelve (12) calendar month period, beginning on the first payroll immediately following the effective date of termination, paid in accordance with the Company’s normal and customary payroll practices at the same rate as Employee’s base salary;

ii.

any unpaid prorated Bonus, should any exist, in the fiscal year ending immediately prior to the effective date of termination, paid in twelve (12) equal monthly installments, in accordance with the Company’s normal and customary payroll practices;

iii.

COBRA coverage for employee’s own medical premium under the Company’s existing health care plan, for up to twelve (12) months, as allowed under COBRA, as long as Employee completes all required documentation to obtain such coverage. Any amounts under this Section 6.3.iii will be paid directly to the Company’s health care provider. If at any time during this twelve (12) month period, Employee secures equivalent or greater benefits, the Company’s payment of Employee’s benefits under this Section 6.3.iii will automatically cease. Employee agrees that he will no waive any opportunity to obtain such benefits, and further agrees that he will promptly notify the Company in the event he does obtain such benefits. Nothing in this Section 6.3.iii is intended to or does create any other rights or obligations of any kind on the part of the Company with regard to payment of Employee’s COBRA coverage, except those specifically required by law.

Employee’s right to receive any installment payments payable hereunder shall be treated as a right to receive a series of separate payments, and accordingly, each such installment payment shall at all times be considered a separate and distinct payment for purposes of Section 409.

6.4    Severance Pay for Separation from Employment Due to Death or Disability. In the event of the Employee’s termination from employment due to the death or Disability of the Employee, then the Company shall pay the Employee a sum equal to three (3) months’ base salary which may not be distributed earlier than the date of death of the Employee or the date the Employee has a Disability as defined above. In the event of the death of the Employee, severance shall be paid to the Employee’s surviving spouse, estate, or personal representative as applicable.

7.    Proprietary Information anti Non-Competition.

7.1    Employee agrees to comply with the provisions contained in the Company’s Employee Proprietary Information and Noncompete Agreement (“Proprietary Information Agreement”), which shall be executed separately in a written document entered into between Employee and the Company and governed by the terms thereof.

8.    Relocation Expenses.

8.1    The Company agrees to reimburse Employee for reasonable expenses incurred as a result of and in relation to Employee’s relocation of himself and his family to the greater Atlanta, Georgia area, including, without limitation, reasonable expenses related to selling Employee’s current home (inclusive of brokerage commission and other closing costs), packing and moving services, reasonable expenses for travel to Atlanta, Georgia, reasonable costs and expenses associated with the purchase of a new home (except the actual cost of the home or any expenses associated with any upgrades, renovations or other improvements to the home). Reasonable relocation expenses shall be reimbursed to Employee within thirty (30) days following Employee’s submission of an invoice to the Company detailing such expenses.

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9.    Dispute Resolution, Legal Fees and Employee’s Liability Insurance.

9.1    Dispute Resolution. All disputes arising under this Agreement shall be settled by binding arbitration; provided, however, that this Section 9 shall not preclude either Party from seeking injunctive relief in a court of competent jurisdiction in Seattle, Washington. Arbitration shall be held in Seattle, Washington, under the auspices of the American Arbitration Association (the “AAA”) pursuant to the Commercial Arbitration Rules of the AAA, and shall be by one arbitrator, independent of the Parties to this Agreement, selected from a list provided by the AAA in accordance with such Commercial Arbitration Rules. To the maximum extent permitted by law, the decision of the arbitrator shall be final and binding on the Parties to this Agreement and not be subject to appeal. If a Party against whom the arbitrator renders an award fails to abide by such award, the other Party may bring an action to enforce the same in a court of competent jurisdiction, pursuant to the provisions of Section 10.6 below. The Parties agree that all facts and information relating to any arbitration arising under this Agreement shall be kept confidential to the extent possible. The Parties waive, for themselves and for any person or entity acting on behalf of or otherwise claiming through them, any right they may otherwise have to resolve claims by a court or by a jury, except as necessary to enforce an award rendered in arbitration, to enforce this Section 9, or to seek injunctive or other equitable relief.

9.2    Legal Fees and Costs. In any legal action or other proceeding to enforce this Agreement, the successful or prevailing Party shall be entitled to recover such reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled, as may be permitted by law.

9.3    Directors and Officers Liability Insurance. During Employee’s Employment, Employee will be a named as an insured on the Company’s directors’ and officers’ liability insurance coverage that the Company provides generally to directors and officers of the Company, as may be amended from time to time for such directors and officers.

10.    Miscellaneous

10.1    Entire Agreement. Including the Party’s obligations under the Proprietary Information Agreement, as set forth in Section 7 above, and the Share Plan Grant Agreement and the Plan, as set forth in Section 3 above, this Agreement is intended to be the final, complete, and exclusive statement of the terms of Employee’s employment by the Company and supersedes all other prior and contemporaneous agreements and statements pertaining in any manner to the employment of Employee. To the extent that the practices, policies, or procedures of the Company, now or in the future, apply to Employee and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in Employee’s duties or compensation will not affect the validity or scope of this Agreement.

10.2 Amendments, Waivers. This Agreement may only be modified by an instrument in writing, signed by Employee and by a duly authorized representative of the Company other than Employee. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

10.3 Assignment; Successors and Assigns. This Agreement and the rights and duties hereunder are personal to Employee and shall not be assigned, delegated, transferred, pledged or sold by Employee without the prior written consent of the Company. Employee hereby acknowledges and agrees that the Company may assign, delegate, transfer, pledge or sell this Agreement and the rights and duties hereunder (a) to an affiliate of the Company or (b) to any third party acquiring through merger, consolidation or purchase all or substantially all of the business and/or assets of the Company. This Agreement shall inure to the benefit of and be enforceable by the Parties hereto, and their respective heirs, personal representatives, successors and assigns.

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10.4 Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (i) upon receipt, if delivered personally or via courier, (ii) on the third business day following mailing, if mailed first-class, postage prepaid, registered or certified mail as follows:

TO CRH Medical Corp:	Richard Bear CRH Medical Corp. 227 Bellevue Way NE #188 Bellevue, WA 98004

TO EMPLOYEE:	[***Redacted***]

Or to such other address as either Party may designate by written notice to the other. Rejection or other refusal to accept, or inability to deliver because of a changed address of which no notice was given, shall be deemed to be a receipt of the notice, request, or other communication.

10.5 Severability; Enforcement. If any provision of this Agreement, or its application to any person, place, or circumstance, is held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the greatest extent permitted by law, and the remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.

10.6 Governing Law; Consent to Personal Jurisdiction. This Agreement shall be governed by and construed in accordance with the substantive and procedural laws of the State of Washington. The Parties hereby agree that the forum for any action, suit, arbitration or other proceeding arising out of or related to this Agreement or any document referenced in this Agreement shall be solely in Washington. Each Party hereby irrevocably consents and submits to the personal jurisdiction of and venue as set forth in Section 8, and further consents and submits to the personal jurisdiction and venue in state and/or federal courts located in Washington for any injunctive relief or enforcement proceeding as described in Section 8.

10.7 Employee Acknowledgment. Employee acknowledges (i) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company, and (ii) that he has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

10.8 Construction. The headings herein are for reference only and shall not affect the interpretation of this Agreement. Whenever the context requires in this Agreement, the masculine pronoun shall include the feminine and the neuter, and the singular shall include the plural.

10.9 Counterparts. This Agreement may be executed in counterparts and by facsimile, or electronic mail each of which when so executed, will be deemed an original, and all of which together shall constitute one and the same instrument.

10.10 Equal Opportunity to Draft. Each Party to this Agreement represents and warrants that such Party has had an equal opportunity to draft this Agreement and that this Agreement will not be construed against either Party for purposes of interpretation or enforcement.

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IN WITNESS WHEREOF, this Agreement has been executed as of the date and year signed by the Company below.

COMPANY:	EMPLOYEE:

/s/ Richard Bear	/s/ James T. Kreger
Richard Bear, CFO	James T. Kreger

Date signed: 06/23/16	Date signed: 6/26/16

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